Exhibit 99.1

Press Release

DCT Expands Board of Directors. Names Richard ‘Bo’ Dietl Chairman

Shareholder, Philanthropist and Entrepreneur To Help Drive New Corporate Initiatives

SANTA CLARA, CA- Document Capture Technologies, Inc. (OTC.BB:DCMT - News), a global IP-driven leader in the design, development, manufacture and sale of advanced imaging technologies for over a decade, today announced the expansion of its Board of Directors with the appointment of Richard ‘Bo’ Dietl as Chairman. Previous Chair Edward Straw will assume the role of Vice-Chairman and Lead Independent Director.

Mr. Dietl is the Founder & Chairman of Beau Dietl & Associates. Founded in 1985, following a 16-year career as one of the most decorated detectives in the NYPD, Beau Dietl & Associates has grown to become one of the premier investigative and security firms in the nation.

“I have been a shareholder and supporter of DCT for many years and look forward to bringing my contacts and experience to the Board,” said Mr. Dietl. “The Company has made exceptional global inroads in the past year and I plan on engaging all the stakeholders; further driving DCT’s progress to date, which includes 17 continuous revenue growth quarters and the prospect of a record third quarter and full year 2011.”

A sought after and frequent national media commentator, Bo has been called on to serve on numerous National Security Committees by President Bush and Governor Pataki and is an avid supporter of many charities including The Intrepid Fallen Heroes Fund, The National Center for Missing and Exploited Children, The Christopher and Dana Reeve Foundation and New York City Police and Fire Widows’ and Childrens’ Benefit Fund, to name a very few.

About Document Capture Technologies
Document Capture Technologies (OTC.BB: DCMT.OB - News) is a worldwide leader in the design, development, manufacturing, and sale of USB powered mobile page-fed document capture platforms. DCMT provides more than 30 different products across multiple distinct categories, which are distributed globally through private label solutions to leading Tier 1 OEMs, VARs and other system integrators, including Brother, Burroughs Payment Systems, Digital Check, NCR and Qualcomm.

For additional information, please see Document Capture Technologies' corporate website: www.docucap.com.

This press release is neither an offer to sell nor the solicitation of an offer to buy any securities of DCMT.

Forward-Looking Statements
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond the Company's control that could cause actual events and results to differ materially from these statements. These risks include, without limitation, that there can be no assurance that any strategic opportunities will be available to the Company and that any strategic opportunities may only be available on terms not acceptable to the Company. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. DCMT undertakes no obligation to update publicly any forward-looking statements.

Contact:

Document Capture Technologies, Inc.
David P. Clark
CEO
408-213-3701
dclark@docucap.com